Exhibit 3.1

Uncertified translation for information purposes only

GenSight Biologics

A French company (société anonyme) with share capital of €340,228.05

74 rue du Faubourg Saint Antoine 75012 Paris

Paris Trade and Companies Register

No. 751 164 757

BYLAWS UPDATED BY THE GENERAL ASSEMBLY MEETING ON AUGUST 17, 2015

GenSight Biologics

A French société anonyme (Corporation) with a share capital of €340,228.05

74 rue du Faubourg Saint Antoine 75012 Paris

Paris Trade and Companies Register

No. 751 164 757

The undersigned:

Ms. Jean Bennett, United States citizen, born September 6, 1954 in New York and resident at 182 Fishers Rd, Bryn Mawr, PA 19010 USA, represented for the purposes hereto by Mr. Bernard Gilly by virtue of a power of attorney dated April 4, 2012

Mr. Ernst Bamberg, German citizen, born November 9, 1940 in Kreefeld, Germany, and resident at Gundelhardtstrasse 48, Kelkheim 65779, Germany, represented for the purposes hereto by Mr. Bernard Gilly by virtue of a power of attorney dated April 4, 2012

Ms. Constance Cepko, United States citizen, born March 17, 1954 in Pennsylvania, USA, and resident at 2 Kingston Road, Newton MA 02461 USA, represented for the purposes hereto by Mr. Bernard Gilly by virtue of a power of attorney dated April 4, 2012

Mr. Bernard Gilly, French citizen, born March 11, 1957 in Lyon (69) and resident at 1 bis Allée du Sauze 69190 Tassin la Demi Lune,

Mr. Serge Picaud, French citizen, born February 21, 1961 in Paris (75) and resident at 72, rue Bernard Palissy - 77210 Avon

Mr. Didier Pruneau, French citizen, born February 12, 1956 in Auxerre (89) and resident at 2, Rue du Dessus, 21370 Pasques

Mr. Botond Roska, Hungarian citizen, born December 17, 1969 in Budapest, Hungary, and resident at Im Drissel 82, 4104 Oberwil, Switzerland, represented for the purposes hereof by Mr. Bernard Gilly by virtue of a power of attorney dated April 4, 2012

Mr. José Sahel, French citizen, born July 12, 1955 in Tlemcen, Algeria and resident at 4, rue Dieulafoy - 75013 Paris,

Ms. Nitza Thomasson, French citizen, born May 10, 1973 in Blois and resident at 6 rue Allard, 94160 Saint Mandé

Mr. Luc Vandenberghe, Belgian citizen, born September 9, 1976 in Leuven, Belgium, and resident at 2131 Saint Albans Street, Philadelphia PA19146 USA, represented for the purposes hereto by Mr. Bernard Gilly by virtue of a power of attorney dated April 2, 2012

Ms. Catharina Viard, French citizen, born January 19, 1967 in Saint-Nazaire (44) and resident at 28, rue de Bellevue, 92100 Boulogne,

HAVE ESTABLISHED THE BYLAWS OF THE COMPANY THAT THEY HAVE DECIDED TO FORM (hereinafter the “Company”) AS FOLLOWS.

SECTION I FORM - PURPOSE - NAME - HEAD OFFICE - TERM

Article 1 - FORM

The company is a société anonyme (Corporation) formed between the owners of the shares created below and the owners of any future shares, which is governed by applicable laws and regulations and these bylaws.

The Company may issue any financial securities defined under Article L 211-2 of the French Monetary and Financial Code, entitling holders to equity or debt securities under conditions laid down by law and these bylaws.

Article 2 - CORPORATE PURPOSE

The Company’s purpose, in France and abroad, includes:

•	the research and development in the field of treatment of ophthalmic pathologies and neurodegenerative diseases of any kind;

•	the technical development, including by ways of clinical trials, the production and marketing of any product and material enabling the treatment of ophthalmic pathologies and neurodegenerative diseases;

•	the provision of any services and service activities in relation thereto;

•	the acquisition, operation or sale of any process, patent and intellectual property rights in relation thereto;

•	the participation by the Company, by any means, whether directly or indirectly, in any operations that could be connected to its corporate purpose by way of incorporation, contribution, subscription or acquisition of securities or corporate rights, merger or other, creation, acquisition, lease, rent-operation of any business or establishment;

And more generally, all commercial, industrial, real estate, and financial operations including any pledges and any guarantees, any loans and any cash transactions including those specified under Article L. 511-7 of the French Monetary and Financial Code, relating directly or indirectly to the Company purpose or to any similar or related purpose likely to promote or develop the achievement thereof.

Article 3 - NAME

The Company’s name is: GenSight Biologics

In all legal and other documentation from the Company, the Company name must always be immediately and legibly preceded or followed by the words “société anonyme”, or the initials “S.A.”, as well as mention of the value of the share capital and the location and number of the Company’s registration in the Trade and Companies Registry.

Article 4 - HEAD OFFICE

The address of the head office of the Company is as follows: 74 rue du Faubourg Saint Antoine 75012 Paris.

It may be transferred to any location in the same or a neighboring département (French county) by decision of the Board of Directors, subject to said decision being ratified by the following ordinary general meeting of shareholders, and anywhere else by virtue of a resolution passed in an extraordinary general meeting of shareholders. When a transfer is decided by the Board of Directors, the Board is hereby authorized to amend the bylaws accordingly.

Article 5 - TERM

The term of the Company is 99 years with effect from the date of its registration in the Trade and Companies Register, except in the event it is dissolved or its term is extended as provided for in these bylaws.

SECTION II CAPITAL STOCK - SHARES

Article 6 - CAPITAL CONTRIBUTIONS - SPECIFIC PRIVILEGES

6.1	Capital contributions

As of the Company’s incorporation, the following capital contributions have been made:

Ms. Jean Bennett transfers to the Company a cash amount of €2,470, said amount corresponding to the value of her share subscription paying in half the par value of her 494,000 shares, each with a par value of €0.01.

Mr. Ernst Bamberg transfers to the Company a cash amount of €1,140, said amount corresponding to the value of his share subscription paying in half the par value of his 228,000 shares, each with a par value of €0.01.

Ms. Constance Cepko transfers to the Company a cash amount of €570, said amount corresponding to the value of her share subscription paying in half the par value of her 114,000 shares, each with a par value of €0.01.

Mr. Bernard Gilly transfers to the Company a cash amount of €2,470, said amount corresponding to the value of his share subscription paying in half the par value of his 493,999 shares, each with a par value of €0.01.

Mr. Serge Picaud transfers to the Company a cash amount of €1,710, said amount corresponding to the value of his share subscription paying in half the par value of his 342,000 shares, each with a par value of €0.01.

Mr. Didier Pruneau transfers to the Company a cash amount of €950, said amount corresponding to the value of his share subscription paying in half the par value of his 190,000 shares, each with a par value of €0.01.

Mr. Botond Roska transfers to the Company a cash amount of €0.01, said amount corresponding to the value of his share subscription paying in half the par value of his 1 share with a par value of €0.01.

Mr. José Sahel transfers to the Company a cash amount of €4,940, said amount corresponding to the value of his share subscription paying in half the par value of his 988,000 shares, each with a par value of €0.01.

Ms. Nitza Thomasson transfers to the Company a cash amount of €950, said amount corresponding to the value of her share subscription paying in half the par value of her 190,000 shares, each with a par value of €0.01.

Mr. Luc Vandenberghe transfers to the Company a cash amount of €2,470, said amount corresponding to the value of his share subscription paying in half the par value of his 494,000 shares, each with a par value of €0.01.

Ms. Catharina Viard transfers to the Company a cash amount of €1,330, said amount corresponding to the value of her share subscription paying in half the par value of her 266,000 shares, each with a par value of €0.01.

Total cash capital contributions: €38,000.

On April 16, 2012, €19,000 - equivalent to paying in half the par value of the 3,800,000 shares each with a €0.01 par value - has been deposited with BNP Paribas, Neuilly sur Seine (92200) branch, 168 boulevard Charles de Gaulle, in an account opened in the name of the Company.

Under the terms of a resolution of the extraordinary general meeting dated February 5, 2013, it was decided to carry out a capital increase by €6,705.88 from €38,000 to €44,705.88 by issuing 670,588 new ordinary shares at a par value of €0.01. The depositary bank certificate confirms that the issued shares have been paid up and subscribed exclusively in cash.

Under a resolution of the February 5, 2013 extraordinary and ordinary general meeting, the shareholders resolved to carry out a capital increase without shareholders’ preferential subscription rights by issuing 3,571,428 A Shares, each with a par value of €0.01 and two A Share warrants, to designated persons, known as “BSA Tranche 2” and “BSA Tranche 3”, the shares and the warrants hereinafter referred to as “ABSA 1”, issued at €1.12 per ABSA 1, representing a total subscription value of €3,999,999.36 (including the issue premium) (“Capital Increase 1”).

Under a resolution of the February 5, 2013 extraordinary and ordinary general meeting, the shareholders resolved to carry out a capital increase without shareholders’ preferential subscription rights by issuing 36,575 A Shares, each with a par value of €0.01, to designated persons, issued at €1.12 per A share, representing a total subscription value of €40,964 (including the issue premium) (“Novartis Additional Capital Increase”).

In fully exercising the authorization granted by the Thirteenth and Fourteenth resolutions of the February 5, 2013 extraordinary and ordinary general meeting, as amended by the March 20, 2013 extraordinary and ordinary general meeting, with regard to Additional Capital Increase 1 reserved for two named beneficiaries, on March 20, 2013 the Board of Directors decided to issue 5,910,714 ABSA 1 to Abingworth Bioventures VI LP and Novartis Pharma AG, representing a total capital increase at par of €59,107.14 by issuing 5,910,714 new A Shares, each with €0.01 par value, at a cash subscription price of €1.12 per share, each with a BSA Tranche 2 and a BSA Tranche 3 attached.

In fully exercising the authorization granted by the Fifteenth and Sixteenth resolutions of the February 5, 2013 extraordinary and ordinary general meeting, as amended by the March 20, 2013 extraordinary and ordinary general meeting, with regard to Additional Capital Increase 2 reserved for a category of persons, on March 20, 2013 the Board of Directors decided to issue 6,589,286 ABSA 1 to three beneficiaries representing a total capital increase at par of €65,892.86 by issuing 6,589,286 new A Shares, each with €0.01 par value, at a cash subscription price of €1.12 per share, each with a BSA Tranche 2 and a BSA Tranche 3 attached.

Under a resolution of the December 19, 2013 extraordinary and ordinary general meeting, the shareholders resolved to carry out a capital increase without shareholders’ preferential subscription rights by issuing 1,308,132 A Shares, each with a par value of €0.01 and two A share warrants, to one designated person, known as “BSA Tranche 2FBIMR” and “BSA Tranche 3FBIMR”, the shares and the warrants hereinafter referred to as “ABSAFBIMR”, issued at €1.29 per ABSA FBIMR, representing a total subscription value of €1,687,490.28 (including the issue premium) (“Capital IncreaseFBIMR”).

At its February 11, 2015 meeting, the Board of Directors acknowledged the capital increase amounting to €5,739, which increased the share capital from €218,867.23 to €224,606.23 following the issue of (i) 404,000 ordinary shares as a result of the exercise of 404,000 BCE 2013-02, each BCE 2013-02 entitling holders to subscribe to one new ordinary share, and (ii) 169,900 new ordinary shares as a result of the exercise of 169,900 BSA 2013-02, each BSA 2013-02 entitling holders to subscribe to one new ordinary share.

In fully exercising the authorization granted by the Fifth and Sixth resolutions of the June 29, 2015 extraordinary and ordinary general meeting with regards to the 2015 Capital Increase to the benefit of a category of persons, the Board of Directors, on June 30, 2015, decided to issue a total number of 11,562,178 B Shares to several beneficiaries, representing a total capital increase at par of €115,612.78 by issuing 11,562,178 B Shares with a par value of €0.01, at a subscription price of €2.78 per share.

6.2	Specific Privileges

Under a resolution of the February 5, 2013 extraordinary and ordinary general meeting, the shareholders decided to create two new share classes as follows:

•	A Shares, the rights of which are detailed below in Articles 11, 33 and 35 hereto, under Capital Increase 1 and the Novartis Additional Capital Increase resolved by said general meeting based on the report of the independent accountant reviewing the specific privileges , who was appointed by order of the President of the Lyon Commercial Court and, in respect of Capital Increase 1, reserved for Abingworth Bioventures VI L.P. and Novartis Pharma AG and, in respect of Novartis Additional Capital Increase, reserved for Novartis Pharma AG, as well as under Additional Capital Increase 1 reserved for Abingworth Bioventures VI L.P. and Novartis Pharma AG, and Additional Capital Increase 2 reserved for Versant Venture Capital IV, LP, Versant Side Fund IV, LP and Vitavest S.A.R.L.;

•	A Shares, the rights of which are detailed below in Articles 11, 33 and 35 hereto based on the report of the independent accountant reviewing the specific privileges, who was appointed by order of the President of the Lyon Commercial Court resulting from the conversion of A Shares into A’ Shares pursuant to the “Broad Based Weighted Average Ratchet” accretion accruing to A Shares.

The BIOTHERAPIES INNOVANTES ET MALADIES RARES fund was granted specific privileges under the reserved issue of A Shares, which consist of specific rights provided for in the Company’s bylaws, as resolved by the December 19, 2013 extraordinary and ordinary general meeting.

Article 7 - SHARE CAPITAL

The share capital shall amount to three hundred and forty thousand two hundred and twenty-eight euros and five cents (340,228.05). It shall be divided into thirteen million six hundred and nine thousand one hundred and twenty two (13,609,122) shares with a par value of €0.025, which are fully subscribed and paid up and divided into five classes as follows:

•	Two million seventeen thousand seven hundred and ninety eight (2,017,798) ordinary shares;

•	Six million nine hundred and sixty-six thousand four hundred and fifty four (6,966,454) “A Class” preference shares (“A Shares”);

•	Zero “A’ Class” preference shares (“A’ Shares”);

•	Four million six hundred and twenty-four thousand eight hundred and seventy (4,624,870) “B Class” preference shares (“B Shares”);

•	Zero “B’ Class” preference shares (“B’ Shares”).

Article 8 - CHANGES TO SHARE CAPITAL

I - The share capital may be increased by any means in accordance with French law.

The extraordinary general meetings are solely competent to authorize capital increases based on a report from the Board of Directors. Extraordinary general meetings may delegate their powers to the Board of Directors in accordance with French law.

In proportion to their share holdings, shareholders have a preferred right to subscribe to shares for cash issued in conjunction with a capital increase; individual shareholders may waive such right. Extraordinary general meetings may decide to waive said preferred subscription right in accordance with French law.

II - Extraordinary general meetings authorize or determine capital reductions, which may not under any circumstances violate shareholders’ parity.

Capital reductions to an amount less than the statutory minimum may only be authorized subject to a capital increase intended to increase it to at least the statutory minimum, unless the Company is transformed into another form of legal entity that does not require a level of capital higher than after the reduction.

Failing that, any person with an interest may apply to the courts to dissolve the Company. Such dissolution may not be granted if, as of the date when the court rules on the merits of the case, the value of share capital is at least the statutory minimum.

III - Share capital may be redeemed in accordance with the provisions of Articles L. 225-198 ff. of the French Commercial Code.

Article 9 - PAYING-UP SHARES

At least half of the par value of cash shares must be paid-up when the Company is incorporated.

In respect of capital increases, at least one quarter of the par value and the entire issue premium of shares issued must be paid-up.

The balance owing of unpaid capital must be paid up in one or more tranches following a request for payment from the Board of Directors within five years from the Company’s registration in the Trade and Companies Registry in respect of shares subscribed on incorporation, or, in respect of capital increases, from the date when a capital increase takes effect.

Calls for funds are communicated to subscribers and shareholders at least fifteen days before each scheduled date of payment by registered mail with recorded delivery.

Shareholders who do not pay in the installments due on their shares by the deadline, without prior notice shall automatically owe the Company interest on the overdue payments calculated per day from the date of the due date and based on the statutory interest rate for commercial matters plus three basis points.

To receive payment of such amounts, the Company is entitled to enforce payment and charge penalties as provided for under Articles L. 228-27 ff. of the French Commercial Code.

Article 10 - FORM OF SHARES

All shares are registered. Shares are either (i) ordinary shares, or (ii) A Shares, or (iii) A’ Shares, or (iv) B Shares, or (v) B’ Shares, conferring specific rights and benefits stipulated in Article 11.2 hereto.

Shares are registered in an account opened by the Company on behalf of the shareholder under applicable statutory and regulatory terms and conditions.

Article 11 - RIGHTS AND OBLIGATIONS ATTACHED TO SHARES

11.1	General Information

1 - With the exception of special rights granted to A Shares, A’ Shares, B Shares and B’ Shares and subject to the provisions of Articles 33 and 35 below, all shares entitle holders to a share in the earnings and liquidation surplus of the Company in proportion to their individual shareholdings.

2 - All shares also entitle their holders to vote and be represented at general meetings, as well as to receive reports on the Company’s market and certain employee documentation as stipulated under French law.

The voting rights attached to the capital or dividend shares shall be proportional to the portion of the share capital they represent. Each share shall give the right to one vote.

In consequence of the consolidation decided by the Extraordinary General Meeting dated August 17, 2015 and, until the expiry of a period of two (2) years following the date of the beginning of the consolidation operations under the conditions provided by the consolidation notice published by the Company in the Bulletin des Annonces Légales et Obligatoires (Bulletin of Legal and Mandatory Notices) in accordance with the resolutions adopted by the Extraordinary General Meeting dated August 17, 2015, any non-consolidated share (formerly of a nominal value of 0.01 euro) shall give the right to its holder to ten (10) votes and any consolidated share of a nominal value of 0.025 euro to twenty five (25) votes, in such manner that the number of votes attached to the shares shall be proportional to the portion of the share capital they represent.

3 - the ownership of a share automatically implies the approval of the bylaws, future amendments thereto and all resolutions passed in Company general meetings.

4 - Shareholders are liable for Company liabilities up to the value of their capital contributions.

5 - The rights and obligations attached to all shares apply to all future holders of the shares.

6 - Whenever it is necessary to hold several shares to exercise any right, or in the case of share exchange, grouping or issue or in the case of equity transactions, the holders of individual or an insufficient number of shares may only exercise said right if, acting privately, they combine with other shareholders and carry out any necessary share purchases or sales.

7 - Heirs, creditors, trustees or other shareholder representatives may not require assets and securities of the Company to be sealed or request the distribution or division of such assets and securities or interfere in any manner in the Company’s management; for the exercise of their rights, they shall be bound by statements of corporate assets and liabilities and resolutions passed in shareholder general meetings.

11.2.A	Special rights attached to A Shares and A’ Shares

Once issued, A Shares and A’ Shares shall enjoy the same rights as ordinary shares, subject to specific rights described below, which are granted for an unlimited term unless otherwise stated, and have been granted in order to protect the interests of holders of A Shares, in particular the subscription price they paid for their A Shares and the risks attached thereto.

1.	Accretion rights for holders of A Shares - Broad Based Weighted Average Ratchet

For a 10-year term from the February 5, 2013 extraordinary general meeting (or expiring on an earlier date if A Shares are converted into ordinary shares or a new class of preference shares without such rights), holders of A Shares benefit from “Broad Based Weighted Average Ratchet” accretion rights with effect from the date when the Company issues equity shares or securities giving access to equity, following either a resolution passed in an extraordinary general meeting or a decision of the Board of Directors, acting pursuant to powers granted by shareholders; this includes both capital increases (including any issue premium) and equity or debt securities giving access to equity, payable in cash including any offset against due payables owed by the Company, and giving immediate or future access to Company equity AND, if the value of one Company share applied on subscription, conversion, redemption or exchange (“P2”), (including any issue premium) amounts to a price lower than the A Share subscription price (“P1”), every issue satisfying this latter condition hereinafter referred to as an “Issue”.

It is hereby stated that:

•	P1, which shall equal €1.12 for shares issued under Capital Increase 1, the Novartis Additional Capital Increase and shares issued on exercise of Tranche 2 or Tranche 3, under Additional Capital Increase 1, Additional Capital Increase 2 and when the Capital Increase FBIMR, shall be adjusted following a split or consolidation of Company shares, pursuant to resolutions of the ordinary and extraordinary general meetings of February 5, 2013 and December 19, 2013 and in the issuance contracts of ABSA 1 and ABSA FBIMR

•	The following do not represent an Issue for the purposes hereof:

•	Any issue of new shares resulting from (i) the implementation of accretion rights attached to existing or future A Shares and generally which would be attached to any future preference share that includes an equivalent accretion scheme and/or (ii) the exercise of future accretive share warrants, i.e. any share warrants allowing holders to subscribe at par to new shares with a view to protecting holders thereof against a fall in value of their shares;

•	Any issue of new shares of any class arising from conversion of preference shares;

•	Any issue of preference shares of any class resulting from a share or par value split or in respect of dividends paid out in shares;

•	Any issue of new shares resulting from capitalization of reserve accounts or additional paid-in capital, which shall then be distributed to all Company shareholders;

•	Any issue of ordinary shares resulting from a share or, par value split or in respect of dividends paid out in shares, approved by an “Investors Majority” as defined in Appendix A hereto (“Appendix A”);

•	Any issue of new ordinary shares resulting from the exercise of (i) future BSA 2013-02 and/or BCE 2013-02 in accordance with the terms of the authority granted at the forthcoming February 5, 2013 extraordinary general meeting, (ii) future share warrants in respect of incentives in particular for employees, directors, board advisors, consultants or committee members, (iii) share warrants for company founders or (iv) future stock options for employees of the Company and/or the companies mentioned in para. 1 of Article L. 225-180 I of the French Commercial Code and/or Company senior management, provided that the allocation and/or issue of these various incentive instruments approved by the Board of Directors has reached a “Qualified Majority” as defined in Appendix A;

•	Any issue of shares free of charge to Company employees or directors or to employees of its subsidiaries included pursuant to Articles L. 225-197-1 ff. of the French Commercial Code, provided that said issue has been approved by the Board of Directors and reached for these purposes a “Qualified Majority” as defined in Appendix A;

•	Any issue of ordinary shares, directly or in the future, including an issue decided/authorized pursuant to a signed license agreement relating to intellectual property rights granted by a university or any research organization or institute, provided that (i) said contract has been approved by the Board of Directors and has reached a “Qualified Majority” (as defined in Appendix A) and (ii) the issue does not exceed 2% of the Company share capital on a fully diluted basis as of the issue date;

•	Any issue of securities in connection with a Qualified IPO, as defined below.

In the event of one or more Issues, each A Share, at any time within 10 years from the February 5, 2013 extraordinary general meeting and prior to the conversion of said A Share into a share without such rights, may be converted at the sole discretion of their holders, into a number “nA’” of A’ Shares’ such that following conversion, each A’ Share shall represent a proportion of Company share capital stock and voting rights identical to that which an A Share would have represented had it been issued at a subscription price equal to Pmp, nA’ calculated as follows:

nA’= P1/ Pmp

It being specified that:

•	nA’ in all cases is capped at 2 so that each A Share can only be converted into no more than 2 A’ Shares;

•	Pmp equals the weighted average of the subscription, conversion, redemption or exchange price applied for all Issues since the Company’s incorporation before accretion, i.e.:

Pmp = ((4,470,588 x 1.12) + P1 * N1 + P2 * N2 + … + Pn * Nn) / (4,470,588 + N1 + N2 + … + Nn)

Where:

•	4,470,588 is the number of shares comprising the Company share capital before issue of A Shares, including 670,588 shares to be issued under the Novartis capital increase and €1.12 is the pre-money valuation of the Company per share before issue of A Shares;

•	P1 : is defined above;

•	N1: equals the total number of A Shares issued under Capital Increase 1 and the Novartis Additional Capital Increase, as resolved on February 5, 2013, being 3,608,003 A Shares, it being stated that should Additional Capital Increase 1 and/or Additional Capital Increase 2 be totally or partially completed, N1 shall be increased by the number of A Shares thereby issued;

•	P2, …Pn “equals the price per share, whether this represents the subscription, conversion, redemption or exchange price, applied in respect of each Issue subject to conditions specified below, which occurred after the issue of A Shares under Capital Increase 1, the Novartis Additional Capital Increase, Additional Capital Increase 1 and Additional Capital Increase 2 and before exercise of accretion rights, it being specified that:

•	As an exception to the foregoing, the 1,308,132 A Shares issued under Capital Increase FBIMR will be taken into account in the Pmp calculation based on a €1.29 subscription price per A Share issued;

•	Should the Issue consist of an issue of shares, Pn equals the subscription price per share for said shares (including issue premium), and

•	Should the issue consist of an issue of securities giving access to equity, price Pn is determined by dividing (x) the total amount of subscriptions for the issue plus any minimum amounts that holders of said securities would pay in order to receive the shares by exercise, conversion or exchange of such securities, by (y) the maximum number of shares that holders of such securities would receive on exercise, conversion or exchange of such securities, while only taking into account securities currently unconditionally exercisable or convertible as of the date in question and excluding securities whose exercise or conversion are conditional on occurrence of future events, which are only taken into account once they become exercisable or convertible;

•	N2, … , Nn: equals the number of shares to be issued during or following each Issue that occurred after the A Shares issued in respect of Capital Increase 1, the Novartis Additional Capital Increase, Additional Capital Increase 1 and Additional Capital Increase 2 before accretion rights, subject to the condition specified below should the Issue be for securities giving access to equity, it being specified that by way of exception with the foregoing, the 1,308,132 A Shares issued under Capital IncreaseFBIMR will be taken into account in the Pmp calculation based on a €1.29 subscription price;

•	It is also specified that Issues resulting from exercise of accretion rights attached to A Shares or to any preference shares providing holders with an identical or similar benefit, and shares resulting from exercise of any future accretive share warrants, are not taken into account in the Pmp calculation. All Issues apart from those implementing accretion rights such as “Broad Based Weighted Average Ratchet” as specified above, will not be taken into account in the Pmp calculation.

•	The above figures shall be adjusted to take account of any split or consolidation of the Company share par value and any future change to the par value except for a par value reduction due to losses;

•	Figures resulting from applying the formula are rounded to 4 decimal places based on customary rounding practices, either rounding down to the nearest whole number of shares if the fourth digit after the decimal point is less than or equal to 5, or rounding up to the nearest whole number of shares if the fourth digit after the decimal point exceeds 5;

•	If Pmp exceeds P1, accretion rights shall not apply;

•	The number of A’ Shares due to a holder of A Shares shall be rounded down in all cases to the nearest whole number.

Example:

If three capital increases are carried out after Capital Increase 1, (resulting in the issuance of 10,000,000 shares at €1.12 per share), the first at a €1.05 subscription price, the second at a €1 subscription price and the third at a €2.50 subscription price per new share, by issuing 500,000, 3,000,000 and 2,000,000 shares respectively (assuming the par value of the shares remains unchanged), then:

Only the first two shall be classified as an Issue, and

Pmp = [(4,470,588 x 1.12) + (10,000,000 x 1.12) + (500,000 x 1.05) + (3,000,000 x 1)] / [(4,470,588 + 10,000,000 + 500,000 + 3,000,000)] = 19,732,058.56 /17,970,588 = €1.0980196 rounded to €1.0980

Therefore, a holder of 5,000 A Shares shall receive nA’ A’ Shares for each A Share held, which equals:

nA’= P1/ Pmp

nA’ = 1.12/ 1.0980

nA’ = 1.02003642 rounded to 1.0200

This holder of 5,000 A Shares before accretion rights will then hold 5,100 A’ Shares (said 5,100 shares, for which the issue price will then be deemed to be Pmp or €1.0980, equals the number of shares that the shareholder would have held in view of his initial €5,600 investment (5,000 x €1.12) if the shares had been issued at a price equal to Pmp).

A’ Shares arising from conversion shall be subject to all rules of the bylaws, shall take legal effect from their date of issue, shall earn dividends from the current fiscal year, and shall enjoy identical rights to those of A Shares, excluding accretion rights provided for under paragraph 1 hereto, under the terms of the sixth resolution of the February 5, 2013 extraordinary and ordinary general meeting and Articles 11, 33 and 35 hereto.

Every A’ Share arising from conversion shall be issued at par value and paid up by deduction from the undistributable reserve account established pursuant to the eighth resolution of the February 5, 2013 extraordinary general meeting and the first resolution of the December 19, 2013 extraordinary general meeting and capped at two A’ Shares, - this cap shall be adjusted to take account any split or consolidation of the Company share par value, any future change in par value - and should the reserve account have an insufficient balance, by deduction from any reserve or additional paid-in capital account, or even paid-in by the holder of the converted A Shares.

Since accretion rights attached to A Shares are optional, holders of A Shares must send a conversion request to the Company’s head office to the attention of the legal representative. Should holders of A Shares seek accretion rights in respect of several Issues on one occasion, they may also decide to waive their accretion rights in respect of one or more Issues when requesting conversion or may cap the number of A’ Shares receivable, it being specified that said holders may not receive more than 2 A’ Shares per A Share held prior to accretion rights under any circumstances - this limit shall be adjusted to take account of any split or consolidation of the Company share par value or future change to the par value.

Following conversion and pursuant to the third paragraph of Article L. 228-12 of the French Commercial Code, the Board of Directors shall note issues of A’ Shares arising from conversion and amend the bylaws accordingly, and as stated under the eighth resolution of the February 5, 2013 extraordinary general meeting and the first resolution of the December 19, 2013 extraordinary general meeting.

In addition, the Board shall prepare a report in accordance with Article R. 228-20 of the French Commercial Code when carrying out the conversion, which will require a report from the auditors also in accordance with Article R. 228-20 of the French Commercial Code; both reports shall be subject to publication rules identical to those applying to the supplementary report for capital increases, as specified under Article R225-116 of the French Commercial Code.

2.	Right to a “First Dividend”, non-cumulative priority over ordinary shares (“First Dividend A”) for A Shares and A’ Shares

Every A Share and/or A’ Share shall entitle holders to a “First Dividend” as defined under Article L232-16 of the French Commercial Code in respect of each fiscal year, in priority over ordinary shareholders, but after the First Dividend B payment is paid out to holders of B Shares and/or B’ Shares, which will be deducted from the distributable retained earnings of the Company, (the “First Dividend A” ), equaling:

•	With regard to A Shares: 8% of the total subscription proceeds received from a holder for his A Shares in respect of the number of A Shares held as of the date of the annual ordinary general meeting, divided by the total number of A Shares held as of the same date,

•	With regard to A’ Shares: 8% of the total subscription proceeds received from a holder for his A Shares in respect of the number of A Shares that he would have held had he not exercised his accretion rights on the number of A’ Shares held as of the date of the annual ordinary general meeting, divided by the total number of A’ Shares held as of the same date, it being specified that:

•	The subscription price of an A Share shall equal:

(i)	€1.12 in respect of all A Shares to be issued under Capital Increase 1 and the Novartis Additional Capital Increase, following exercise of BSA Tranche 2 and BSA Tranche 3 under Additional Capital Increase 1 and Additional Capital Increase 2 as resolved by the February 5, 2013 extraordinary and ordinary general meeting as these terms have been defined above,

(ii)	The subscription price actually paid (including both par value and issue premium) by a holder of A Shares for any new A Share issued subsequent to the February 5, 2013 extraordinary and ordinary general meeting provided that said issue of new A Shares does not result from decisions referred to in (i) above,

•	The A Share subscription price shall be adjusted in the event of a share consolidation, share split or share par value split that occurred prior to the date of the transaction in question;

•	Should A Shares and/or A’ Shares only be partially paid-up or have been partially redeemed, the First Dividend shall amount to only 8% of the amount paid in or not-redeemed for the A Shares and/or A’ Shares.

Example:

A shareholder holds 1,000,000 A Shares subscribed at €1.12 per share. He is entitled to the First Dividend in respect of each A Share held:

8% (1,000,000 x 1.12) /1,000,000 = 89,600 /1,000,000 = €0.0896 per A Share.

Therefore for the 1,000,000 A Shares, €89,600.

Had this shareholder exercised his accretion rights and, as of the annual general meeting resolution, held 1,200,000 A’ Shares - i.e. initially 1,000,000 A Shares subscribed at €1.12 per share - he would be entitled to receive the First Dividend for all A’ Shares held

8% (1,000,000 x 1.12) /1,200,000 = 89,600 /1,200,000 = €0.074666 per A’ Share, i.e. for the 1,200,000 A’ Shares, €89,600.

Had this shareholder exercised his accretion rights in respect of just half of his investment (i.e. 500,000 A Shares that would have been converted into 600,000 A’ Shares), he would be entitled to receive the First Dividend

•	For all A Shares: 8% (500,000 x 1.12) /500,000 = 44,800 /500,000 = €0.0896 per A Share, i.e. for the 500,000 A Shares, €44,800

•	For all A’ Shares: 8% (500,000 x 1.12) /600.000 = 44,800 /600.000 = €0.07466 per A’ Share, i.e. for the 600,000 A’ Shares, €44,800

In total 44,800 +44,800 = €89,600

The requirement to pay out the First Dividend A shall be established every fiscal year by a resolution passed in the Company’s annual ordinary general meeting of shareholders provided that the Company has sufficient distributable earnings.

The total First Dividend A may not exceed distributable earnings for the fiscal year pursuant to statutory requirements.

It is also specified that the First Dividend A is not cumulative; this means that if distributable earnings for a given fiscal year are insufficient to pay out the First Dividend A to holders of A Shares and/or A’ Shares in full after full satisfaction of the First Dividend B, the unpaid balance shall not be carried forward to the following year.

Once issued, A Shares and A’ Shares, as for ordinary shares, will also be entitled to any dividend distribution resolved in an ordinary general meeting after the First Dividend B payment and after the First Dividend A payment.

3.	Priority right for liquidation surplus or second rank Priority Distribution exercised concurrently by holders of A Shares and/or A’ Shares

All A Shares and A’ Shares contain a second-rank priority right in the distribution of any liquidation surplus (or net proceeds) of the Company exercised concurrently between A Shares and A’ Shares, which is determined as follows (“Priority Distribution”):

As an exception to the rule laid down by Article L. 237-29 of the French Commercial Code that provides that distribution of a liquidation surplus be performed in proportion to shareholders’ holdings in the Company equity, net assets shall be distributed as follows:

a)	First, between holders of B Shares and/or B’ Shares, in proportion to their total shareholdings as of the liquidation date, and up to, for all holders of B Shares and/or B’ Shares, an amount per B Share or per B’ Share equal to B Preference,

Where “B Preference” means (i) the total of all subscriptions paid by all holders of B Shares and/or B’ Shares for their individual holdings in respect of the B Shares they hold as of the Surplus distribution date or that they would have held had they not exercised accretion rights with regard to the number of B’ Shares held as of the Surplus distribution date, (a) plus all dividends, - including the First Dividend B if applicable - whose distribution would have been decided but which had not yet been paid out to the relevant holders of B Shares or B’ Shares as of the Surplus distribution date, and (b) less amounts received from redemption of unredeemed B Shares and B’ Shares’ par value in respect of all B Shares and/or B’ Shares held, (ii) divided by the total number of B Shares and/or B’ Shares held as of the Surplus distribution date.

Note that the subscription price of one B Share paid shall be determined as of its issue date based on Company documents, and specifically:

(i)	€2.78 in respect of all B Shares to be issued under Capital Increase resolved by the June 29, 2015 extraordinary and ordinary general meeting, as these terms have been defined above,

(ii)	The subscription price actually paid by a holder of B Shares for any new B Share issued subsequent to the June 29, 2015 extraordinary and ordinary general meeting provided that said issue of new B Shares does not result from decisions referred to in (i) above, it being specified that the subscription price per B Share shall be adjusted in the event of a share consolidation, share split or share par value split or similar transaction that occurred prior to the date of the transaction in question.

The total value of subscriptions paid in respect of B Shares held by a holder of B Shares as of the liquidation Surplus distribution date, shall be the only amount used for the purposes hereto, with the exception of any priority rights attached to issued B Shares, any share warrants issued to holders of B Shares, and any price paid by a shareholder to purchase B Shares.

b)	Then, any remaining Surplus, after full satisfaction of (a) above, between holders of A Shares and/or A’ Shares, in proportion to their total shareholdings as of the liquidation date, for all holders of A Shares and/or A’ Shares, an amount per A Share or per A’ Share equal to A Preference,

Where “A Preference” means (i) the total of all subscriptions paid by all holders of A Shares and/or A’ Shares for their individual holdings in respect of the A Shares they hold as of the Surplus distribution date or that they would have held had they not exercised accretion rights with regard to the number of A’ Shares held as of the Surplus distribution date, (a) plus all dividends, - including the First Dividend if applicable - whose distribution would have been decided but which had not yet been paid out to the relevant holders of A Shares or A’ Shares as of the Surplus distribution date, and (b) less amounts received from redemption of unredeemed A Shares and A’ Shares’ par value in respect of all A Shares and/or A’ Shares held, (ii) divided by the total number of A Shares and/or A’ Shares held as of the Surplus distribution date.

Note that the subscription price of one A Share shall be determined as of its issue date based on Company documents, and specifically:

(i)	€1.12 in respect of all A Shares to be issued under Capital Increase 1 and the Novartis Additional Capital Increase on exercise of BSA Tranche 2 and BSA Tranche 3, in conjunction with Additional Capital Increase 1 and Additional Capital Increase 2 as resolved by the February 5, 2013 extraordinary and ordinary general meeting, as these terms have been defined above,

(ii)	The subscription price actually paid by a holder of A Shares for any new A Share issued subsequent to the February 5, 2013 extraordinary and ordinary general meeting provided that said issue of new A Shares does not result from decisions referred to in (i) above, it being specified that the subscription price per A Share shall be adjusted in the event of a share consolidation, share split or share par value split or similar transaction that occurred prior to the date of the transaction in question.

The total value of subscriptions paid in respect of A Shares held by a holder of A Shares or that he would have held had he not exercised his accretion rights as of the Surplus distribution date, shall be the only amount used for the purposes hereto, with the exception of any priority rights attached to issued A Shares, any share warrants issued to holders of A Shares, and any price paid by a shareholder to purchase A Shares.

Example:

A shareholder holds 1,000,000 A Shares subscribed at €1.12 per share. In order to enjoy all rights under the Priority Distribution for all A Shares held, after redemption of the par value, holders shall receive per A Share:

[(1,000,000 x 1.12) - (1,000,000 x 0.01)] /1,000,000 = 1,110,000 /1,000,000 = €1.11 per A Share, i.e. for the 1,000,000 A Shares held, €1,110,000, which will be added to €10,000 for redemption of the par value.

Had this shareholder exercised his accretion rights and, as of the date of the liquidation Surplus decision, held 1,200,000 A’ Shares - i.e. initially 1,000,000 A Shares subscribed at €1.12 per share, in order to enjoy all rights under the Priority Distribution for all A Shares held, he will receive:

[(1,000,000 x 1.12) - (1,200,000 x 0.01)] /1,200,000 = 1,108,000 /1,200,000 = €0.92333 per A’ Share, therefore for the 1,200,000 A’ Shares, €1,108,000, which will be added to €12,000 for redemption of the par value.

Had this shareholder exercised his accretion rights in respect of just half of his investment (i.e. 500,000 A Shares that would have been converted into 600,000 A’ Shares ), his full entitlement under the Priority Distribution would involve him receiving for every A Share and A’ Share held:

[(1,000,000 x 1.12) - (1,100,000 x 0.01)] /1,100,000 = 1,109,000 /1,100,000 = €1.00818 per A’ Share and per A Share, therefore for the 1,100,000 A Shares and A’ Shares held, €1,109,000, which is added to €11,000 for redemption of the par value.

c)	Then, any remaining Surplus, after full satisfaction of (a) and (b) above, shall be distributed among holders of B Shares and/or B’ Shares, holders of A Shares and/or A’ Shares and holders of ordinary shares in proportion to the number of ordinary shares, A Shares and A’ Shares, B Shares and B’ Shares they hold, regardless of share class.

Should the Surplus be insufficient to pay out Preference A as detailed under (b) above, the Surplus shall be distributed among holders of A Shares and A’ Shares in proportion to the number of A Shares and A’ Shares that each shareholder would have received under (b) had the Surplus been sufficient.

It is hereby stated that each holder of A Shares and A’ Shares shall only receive financial benefit from application of this preferential right on one occasion. Consequently, having received the full financial benefit resulting from application of this preferential right, A Shares and A’ Shares will be considered identical to ordinary shares for the purposes of this paragraph 3.

4.	Change to the rights attached to the share class

Rights attached to A shares and/or A’ Shares may only be changed with the approval of a special meeting for the holders of the preference share class, for which the change is planned, voting pursuant to the rules of quorum and majority laid down in Article L. 225-99 of the French Commercial Code.

5.	Automatic conversion and right of conversion:

5.1.	Conversion initiated by holders of A Shares and A’ Shares

5.1.1.	Holders may decide to convert all or some A Shares held free of charge into ordinary shares at a ratio of one (1) ordinary share for one (1) A Share, or, if applicable, into a number nA’ A’ Shares by applying the procedure laid out in paragraph 1 above with effect from the date of the current fiscal year-end by submitting a conversion request, or with effect from the date when the Company receives the conversion request, depending on the holder’s choice.

Similarly, holders may decide to convert all or some A’ Shares held free of charge into ordinary shares at a ratio of one (1) ordinary share for one (1) A’ Share, with effect from the date of the current fiscal year-end by submitting a conversion request, or with effect from the date when the Company receives the conversion request, depending on the holder’s choice.

Conversion requests must be addressed to the Company’s legal representative by registered mail with receipt confirmation or delivered by hand against a receipt and shall specify the number of A Shares and/or A’ Shares to be converted. Unless this number is specified, conversion requests shall be deemed to cover all A Shares and/or A’ Shares that the holder making the conversion request owns.

The Company Board of Directors shall take note of said conversion and shall have all powers to subsequently amend the bylaws accordingly.

In addition, the Board shall prepare a report in accordance with Article R. 228-20 of the French Commercial Code when carrying out the conversion, which will require a report from the auditors also in accordance with Article R. 228-20 of the French Commercial Code; both reports shall be subject to publication rules identical to those applying to the supplementary report for capital increases, as specified under Article R225-116 of the French Commercial Code.

5.1.2.	A Shares and A’ Shares may also be converted into ordinary shares, in accordance with Article L. 228-12 of the French Commercial Code, on resolution taken in an extraordinary general meeting, acting in the light of the Auditor’s special report and after approval by a special meeting of the holders of the share class concerned pursuant to Article L. 225-99 of the French Commercial Code.

5.2.	Cases of automatic conversion

5.2.1.	Automatic Conversion as a result of a qualified IPO

If an initial public offering satisfies the conditions specified below (“Qualified IPO”), A Shares will automatically be converted into either ordinary shares at a ratio of one (1) ordinary share for one (1) A Share if no issues have been made, or into nA’ A’ Shares by application of paragraph 1 above and then into ordinary shares at a ratio of one (1) ordinary share for one (1) A’ Share, this conversion occurring shortly before shares are listed, at which point they lose all preferential rights.

It being specified that for the purposes hereto:

•	The following constitute a Qualified IPO:

•	An IPO approved by an “Investors’ Majority” as defined in Appendix A;

•	An IPO where (a) the subscription price per share amounts to at least two and a half (2.5) times the subscription price for A Shares, (€2.80 for a share with par value of €0.01) and (b) subject to the gross issue proceeds (before fees and commissions) amounting to at least €30 (thirty) million;

•	The term “IPO” means admission for trading and first listing of Company shares on a regulated market or a multilateral trading system in the European Union or the United States such as NYSE Euronext, NYSE Alternext Paris or AIM in the European Union or Nasdaq or the New York Stock Exchange in the United States;

•	The €1.12 A Share subscription price (and €0.01 par value) for the purposes hereto, must be adjusted in the event of reduction in par value or share split or consolidation prior to the IPO.

The Board of Directors must take note of this conversion and will have all powers to make subsequent amendments to the bylaws.

In addition, on recording the conversion the Board will prepare a report in accordance with Article R. 228-20 of the French Commercial Code, which will require an Auditor’s report under the same Article R. 228-20, to be published in the same manner as for the report of a capital increase as prescribed by Article R. 225-116 of said Code.

5.2.2.	Automatic Conversion should a holder of A Shares and/or A’ Shares not comply with the requirement to subscribe to Additional Capital Increase 1 pursuant to Article 2.1.2.5. of the February 5, 2013 Investment Agreement

A Shares and/or A’ Shares held by a shareholder will automatically cease to exist and be converted into ordinary shares at a ratio of one (1) ordinary share for one (1) A Share or one (1) A’ Share if the shareholder does not subscribe to all ABSA 1 reserved for him and/or pay the subscription price on implementation by the Board of Directors of the powers delegated for Additional Capital Increase 1 under Article 2.1.2.5. of the Investment Agreement (“Investment Agreement” ).

Conversion of A Shares and A’ Shares into ordinary shares will occur automatically on failure of a holder of A Shares and/or A’ Shares to subscribe to Additional Capital Increase 1 under Article 2.1.2.5 of the Investment Agreement, i.e. at the end of the period fixed by the board of directors for subscription and paying-in of ABSA 1 whose issue has been decided during the implementation of delegated powers for Additional Capital Increase 1.

The Board of Directors must take note of this conversion and will have all powers to subsequently amend the bylaws.

In addition, the Board will prepare a report pursuant to Article R. 228-20 of the French Commercial Code when recording the conversion, which will give rise to an Auditor’s Report under said Article R. 228-20, subject to publication as for a supplementary report in the event of a capital increase, as prescribed by Article R225-116 of the French Commercial Code.

5.2.3.	Automatic Conversion in case of non-compliance by a holder of A Shares and/or A’ Shares to pay mandatory Installment 2 of Capital Increase 1 and/or Additional Capital Increases 1 and 2 by exercise of BSA Tranche 2 and/or Capital IncreaseFBIMR by exercise of BSA Tranche 2FBIMR on notification by the Board of Directors

A Shares and/or A’ Shares held by a shareholder automatically cease to exist and will be automatically converted into ordinary shares at a ratio of one (1) ordinary share for one (1) A Share or for one (1) A’ Share, if the shareholder concerned did not fully exercise his BSA Tranche 2 and/or BSA Tranche 2 FBIMR and/or pay the full exercise price of his BSA Tranche 2 and/or BSA Tranche 2 FBIMR within (i) fifteen (15) working days following a written request from the “Investors Majority” (as defined In Appendix A) to said shareholder to exercise his BSA Tranche 2 and/or BSA Tranche 2 FBIMR and to pay the full exercise price thereof, or (ii) in fifteen (15) working days following a written request from the Company’s legal representative to said shareholder to exercise his BSA Tranche 2 and/or BSA Tranche 2 FBIMR and to pay the full exercise price thereof. Such request follows a decision by a Qualified Majority of the Board of Directors that the thresholds of Tranche 2 have been reached, as defined in Issue Contracts ABSA 1 and ABSA FBIMR decided by the February 5 and December 19, 2013 Ordinary and Extraordinary General Meetings, cases (i) and (ii) being grouped together under the term “Tranche 2 Call”.

Conversion of A shares and A’ Shares into ordinary shares will be automatic following default by the holder of BSA Tranche 2 and/or BSA Tranche 2 FBIMR, i.e. after the fifteen (15) working days allowed for full exercise of BSA Tranche 2 and/or BSA Tranche 2 FBIMR and/or payment of the exercise price. Said period shall run from notification of the Tranche 2 Call unless the holder has been replaced in his duty to pay Tranche 2 by an Affiliated Fund or a Related Company, as defined in the ABSA 1 and ABSA FBIMR Issue Contracts as resolved by the extraordinary general meetings of February 5 and December 19, 2013 respectively.

The Board of Directors must take note of this conversion and will have all powers to subsequently amend the bylaws accordingly.

In addition, the Board will prepare a report pursuant to Article R. 228-20 of the French Commercial Code when recording the conversion, which will give rise to an Auditor’s Report under said Article R. 228-20, subject to publication as for a supplementary report in the event of a capital increase, as prescribed by Article R225-116 of the French Commercial Code.

5.2.4	Automatic Conversion should a holder of A Shares and A’ Shares not comply with mandatory payment of Installment 3 of Capital Increase 1 and/or Additional Capital Increase 1 and 2 by exercise of BSA Tranche 3 and/or Capital IncreaseFBIMR by exercise of BSA Tranche 3FBIMR on request from the Board of Directors

A Shares and/or A’ Shares held by a shareholder automatically cease to exist and will be automatically converted into ordinary shares at a ratio of one (1) ordinary share for one (1) A Share or for one (1) A’ Share, if the shareholder concerned did not fully exercise his BSA Tranche 3 and/or BSA Tranche 3FBIMR and/or pay the full exercise price of his BSA Tranche 3 and/or BSA Tranche 3FBIMR within no less than (i) fifteen (15) working days, as will be decided by the Board of directors at the Tranche 3 Call, following a written request from the Company’s legal representative to said shareholder to exercise the said BSA Tranche 3 and/or BSA Tranche 3FBIMR and to pay the full exercise price thereof, such request follows a Board of Directors decision to proceed with the Call of Tranche 3, as defined in Issue Contracts ABSA 1 and ABSAFBIMR decided by the February 5 and December 19, 2013 Ordinary and Extraordinary General Meetings, respectively.

Conversion of A Shares and A’ Shares to Ordinary Shares will be automatic following default by the holder of BSA Tranche 3 and/or BSA Tranche 3FBIMR, i.e. after the term allowed for full exercise of BSA Tranche 3 and/or BSA Tranche 3 FBIMR and/or payment of the exercise price. Said period shall run from notification of the Tranche 3 Call by the Company’s legal representative unless the latter has been replaced in his duty to pay Tranche 3 by an Affiliated Fund or a Related Company, as defined in the ABSA 1 and ABSAFBIMR Issue Contracts decided by the Extraordinary General Meetings of February 5 and December 19, 2013 respectively.

The Board of Directors must take note of this conversion and will have all powers to subsequently amend the bylaws accordingly.

In addition, the Board will prepare a report pursuant to Article R. 228-20 of the French Commercial Code when recording the conversion, which will give rise to an Auditor’s Report under said Article R. 228-20, subject to publication as for a supplementary report in the event of a capital increase, as prescribed by Article R225-116 of the French Commercial Code.

6.	Transfer of A Shares and A’ Shares

The rights and benefits conferred on A Shares and A’ Shares are not affected in the event of assignment, transfer, or separation of attributes in whatever legal form. Given that rights are attached to A Shares and A’ Shares rather than their holders, said rights will be enjoyed by subsequent holders of A Shares and A’ Shares.

11.2.B	Special rights pertaining to B Shares and B’ Shares

Once issued, B Shares and B’ Shares shall enjoy the same rights as ordinary shares, subject to specific rights described below, which are granted for an unlimited term unless otherwise stated, and have been granted in order to protect the interests of holders of B Shares, in particular the subscription price they paid for the subscription of B Shares and the risks attached thereto.

1.	Accretion rights for holders of B Shares - Broad Based Weighted Average Ratchet

For a 10-year term from the June 29, 2015 extraordinary general meeting (or expiring on an earlier date if B Shares are converted into ordinary shares or a new class of preference shares without such rights), holders of B Shares benefit from “Broad Based Weighted Average Ratchet” accretion rights with effect from the date when the Company issues equity shares or securities giving access to equity, following either a resolution passed in an extraordinary general meeting or a decision of the Board of Directors, acting pursuant to powers granted by shareholders; this includes both capital increases (including any issue premium) and equity or debt securities giving access to equity, payable in cash including any offset against due payables owed by the Company, and giving immediate or future access to Company equity AND, if the value of one Company share applied on subscription, conversion, redemption or exchange (“P2”), (including any issue premium) amounts to a price lower than the B Share subscription price (“P1”), every issue satisfying this latter condition hereinafter referred to as an “Issue”.

It is hereby stated that:

•	P1, which shall equal €2.78 for B Shares issued under Capital Increase 2015, shall be adjusted following a split or consolidation of Company shares, as defined hereafter

•	The following do not represent an Issue for the purposes hereof:

•	Any issue of new shares resulting from (i) the implementation of accretion rights attached to existing or future B Shares and A Shares and generally which would be attached to any future preference share that includes an equivalent accretion scheme and/or (ii) the exercise accretive share warrants which would be subsequently issued, i.e. any share warrants allowing holders to subscribe at par to new shares with a view to protecting holders thereof against a fall in value of their shares;

•	Any issue of new shares of any class arising from conversion of preference shares;

•	Any issue of preference shares of any class resulting from a share or par value split or in respect of dividends paid out in shares;

•	Any issue of new shares resulting from capitalization of reserve accounts or additional paid-in capital, which shall then be distributed to all Company shareholders;

•	Any issue of ordinary shares resulting from a share or, par value split or in respect of dividends paid out in shares, approved by an “Investors Majority” as defined in Appendix A of the bylaws (“Appendix A”);

•	Any issue of new ordinary shares resulting from the exercise of (i) BSA 2013-02, BCE 2013-02, BCE 2014-06 already issued and BSA 2015-06 and BCE 2015-06 to be issued in accordance with the terms of the authority granted at the forthcoming June 29, 2015 extraordinary and ordinary general meeting, (ii) share warrants in respect of incentives to be issued, in particular for employees, directors, board advisors, consultants or committee members, (iii) share warrants for company founders or (iv) future stock options for employees of the Company and/or the companies mentioned in para. 1 of Article L. 225-180 I of the French Commercial Code and/or Company senior management, provided that the allocation and/or issue of these various incentive instruments approved by the Board of Directors has reached a “Qualified Majority” as defined in Appendix A of the bylaws;

•	Any issue of shares free of charge to Company employees or directors or to employees of its subsidiaries included pursuant to Articles L. 225-197-1 ff. of the French Commercial Code, provided that said issue has been approved by the Board of Directors and reached for these purposes a “Qualified Majority”;

•	Any issue of ordinary shares, directly or in the future, including an issue decided/authorized pursuant to a signed license agreement relating to intellectual property rights granted by a university or any research organization or institute, provided that (i) said contract has been approved by the Board of Directors and has reached a “Qualified Majority” and (ii) the issue does not exceed 2% of the Company share capital on a fully diluted basis as of the issue date;

•	Any issue of securities in connection with a Qualified IPO, as defined below.

In addition, any Issue for which holders of B Shares have, by a 2/3 (two thirds) majority, waived their right to implement their accretion right “Broad Based Weighted Average Ratchet” shall not entail the implementation of such right by B Shares holders.

In the event of the completion of one or more Issues, each B Share, at any time within 10 years from the June 29, 2015 extraordinary and ordinary general meeting and prior to the conversion of said B Share into a share without such rights, may be converted at the sole discretion of their holders, into a number “nB’” of B’ Shares’ such that following conversion, each B’ Share shall represent a proportion of Company share capital stock and voting rights identical to that which B Share would have represented had it been issued at a subscription price equal to Pmp, nB’ calculated as follows:

nB’= P1/ Pmp

It being specified that:

•	nB’ in all cases is capped at 2 so that each B Share can only be converted into no more than 2 B’ Shares;

•	Pmp equals the weighted average of the subscription, conversion, redemption or exchange price applied for all Issues since the Company’s incorporation and before accretion, i.e.:

Pmp = ((22,460,623 x 2.78) + P1 * N1 + P2 * N2 + … + Pn * Nn) / (22,460,623 + N1 + N2 + … + Nn)

Where:

•	22,460,623 is the number of shares comprising the Company share capital before issue of B Shares;

•	P1 : is defined above;

•	N1: equals the total number of B Shares issued under Capital Increase 2015;

•	P2, …Pn: equals the price per share, whether this represents the subscription, conversion, redemption or exchange price, applied in respect of each Issue subject to conditions specified below, which occurred after the issue of B Shares under Capital Increase 2015 and before exercise of accretion rights, it being specified that:

•	Should the Issue consist of an issue of shares, Pn equals the subscription price per share for said shares (including issue premium), and

•	Should the issue consist of an issue of securities giving access to equity, price Pn is determined by dividing (x) the total amount of subscriptions for the issue plus any minimum amounts that holders of said securities would pay in order to receive the shares by exercise, conversion or exchange of such securities, by (y) the maximum number of shares that holders of such securities would receive on exercise, conversion or exchange of such securities, while only taking into account securities currently unconditionally exercisable or convertible as of the date in question and excluding securities whose exercise or conversion are conditional on occurrence of future events, which are only taken into account once they become exercisable or convertible;

•	N2, … , Nn: equals the number of shares to be issued during or following each Issue that occurred after the A Shares issued in respect of Capital Increase 2015 before accretion rights, subject to the condition specified above should the Issue be for securities giving access to equity;

•	It is also specified that Issues resulting from exercise of accretion rights attached to B Shares or A Shares or to any preference shares providing holders with an identical or similar benefit, and shares resulting from exercise of any accretive share warrants that would be subsequently issued, are not taken into account in the Pmp calculation move generally. All Issues apart from those implementing accretion rights such as “Broad Based Weighted Average Ratchet” as specified above, will not be taken into account in the Pmp calculation.

•	The above figures shall be adjusted to take account of any split or consolidation of the Company share par value and any future change to the par value except for a par value reduction due to losses;

•	Figures resulting from applying the formula are rounded to 4 decimal places based on customary rounding practices, either rounding down to the nearest whole number of shares if the fourth digit after the decimal point is less than or equal to 5, or rounding up to the nearest whole number of shares if the fourth digit after the decimal point exceeds 5;

•	If Pmp exceeds P1, accretion rights shall not apply;

•	The number of B’ Shares due to a holder of B Shares shall be rounded down in all cases to the nearest whole number.

B’ Shares arising from conversion shall be subject to all rules of the bylaws, shall take legal effect from their date of issue, and regarding the coupon, shall earn dividends from the current fiscal year, and shall enjoy identical rights to those of B Shares, excluding accretion rights provided for under paragraph 1 hereto, under the terms of the second resolution of the June 29, 2015 extraordinary and ordinary general meeting and Articles 11, 33 and 35 hereto.

Every B’ Share arising from conversion shall be issued at par value and paid up by deduction from the undistributable reserve account established pursuant to the fourth resolution of the June 29, 2015 extraordinary and ordinary general meeting and capped at two B’ Shares, - this cap shall be adjusted to take account any split or consolidation of the Company share par value, any future change in par value - and should the reserve account have an insufficient balance, by deduction from any reserve or additional paid-in capital account, or even paid-in by the holder of the converted B Shares.

Since accretion rights attached to B Shares are optional, holders of B Shares must send a conversion request to the Company’s head office to the attention of the legal representative. Should holders of B Shares seek accretion rights in respect of several Issues on one occasion, they may also decide to waive their accretion rights in respect of one or more Issues when requesting conversion or may cap the number of B’ Shares receivable, it being specified that said holders may not receive more than 2 B’ Shares per B Share held prior to accretion rights under any circumstances - this limit shall be adjusted to take account of any split or consolidation of the Company share par value or future change to the par value.

Following conversion and pursuant to the third paragraph of Article L. 228-12 of the French Commercial Code, the Board of Directors shall note issues of B’ Shares arising from conversion and amend the bylaws accordingly, and as stated under the fourth resolution of the June 29, 2015 extraordinary and ordinary general meeting.

In addition, the Board shall prepare a report in accordance with Article R. 228-20 of the French Commercial Code when carrying out the conversion, which will require a report from the auditors also in accordance with Article R. 228-20 of the French Commercial Code; both reports shall be subject to publication rules identical to those applying to the supplementary report for capital increases, as specified under Article R225-116 of the French Commercial Code.

2.	Right to a “first dividend”, non-cumulative priority over A Shares and/or A’ Shares and ordinary shares (“First Dividend B”)

Every B Share and/or B’ Share shall entitle holders to a “first dividend” as defined under Article L232-16 of the French Commercial Code in respect of each fiscal year, in priority over A Shares and/or A’ Shares and ordinary shares, which will be deducted from the distributable retained earnings of the Company, (the “First Dividend B”), equaling:

•	With regard to B Shares: 8% of the total subscription proceeds received from a holder for his B Shares in respect of the number of B Shares held as of the date of the annual ordinary general meeting, divided by the total number of B Shares held as of the same date,

•	With regard to B’ Shares: 8% of the total subscription proceeds received from a holder for his B Shares in respect of the number of B Shares that he would have held had he not exercised his accretion rights on the number of B’ Shares held as of the date of the annual ordinary general meeting, divided by the total number of B’ Shares held as of the same date, it being specified that:

•	The subscription price of a B Share shall equal:

(i)	€2.78 in respect of all B Shares to be issued under Capital Increase 2015 as resolved by the June 29, 2015 extraordinary and ordinary general meeting as these terms have been defined above,

(ii)	The subscription price actually paid (including both par value and issue premium) by a holder of B Shares for any new B Share issued subsequent to the June 29, 2015 extraordinary and ordinary general meeting provided that said issue of new B Shares does not result from decisions referred to in (i) above,

•	The B Share subscription price shall be adjusted in the event of a share consolidation, share split or share par value split that occurred prior to the date of the transaction in question;

•	Should B Shares only be partially paid-up or have been partially redeemed, the First Dividend shall amount to only 8% of the amount paid in or not-redeemed for the B Share.

The requirement to pay out the First Dividend B shall be established every fiscal year by a resolution passed in the Company’s annual ordinary general meeting of shareholders provided that the Company has sufficient distributable earnings.

The total First Dividend B may not exceed distributable earnings for the fiscal year pursuant to statutory requirements.

It is also specified that the First Dividend B is not cumulative; this means that if distributable earnings for a given fiscal year are insufficient to pay out the First Dividend B to holders of B Shares in full, the unpaid balance shall not be carried forward to the following year.

Once issued, B Shares, as for ordinary shares, will also be entitled to any dividend distribution resolved in an ordinary general meeting after the First Dividend B payment and after the First Dividend A payment attached to A Shares.

3.	Priority right for liquidation surplus or senior Priority Distribution exercised concurrently by holders of B Shares and/or B’ Shares

All B Shares and B’ Shares contain a senior priority right in the distribution of any liquidation surplus (or net proceeds) of the Company concurrently between B Shares, which is determined as follows (“Priority Distribution”):

As an exception to the rule laid down by Article L. 237-29 of the French Commercial Code that provides that distribution of a liquidation surplus be performed in proportion to shareholders’ holdings in the Company equity, net assets shall be distributed as follows:

In the event of amicable or court-ordered dissolution or liquidation of the Company, (hereinafter “Liquidation” ), a liquidation surplus, i.e. net proceeds of a liquidation after settlement of liabilities, payment of liquidation costs and redemption of shares at par and generally, after all statutory and regulatory priority payments (hereinafter “Surplus”), shall be divided among shareholders pursuant to the following rules:

a)	First, between holders of B Shares and/or B’ Shares, in proportion to their total shareholdings as of the liquidation date, for all holders of B Shares and/or B’ Shares, an amount per B Share or per B’ Share equal to B Preference,

Where “B Preference” means (i) the total of all subscriptions paid by all holders of B Shares and/or B’ Shares for their individual holdings in respect of the B Shares they hold as of the Surplus distribution date or that they would have held had they not exercised accretion rights with regard to the number of B’ Shares held as of the Surplus distribution date, (a) plus all dividends, - including the First Dividend B if applicable - whose distribution would have been decided but which had not yet been paid out to the relevant holders of B Shares or B’ Shares as of the Surplus distribution date, and (b) less amounts received from redemption of unredeemed B Shares and B’ Shares’ par value in respect of all B Shares and/or B’ Shares held, (ii) divided by the total number of B Shares and/or B’ Shares held as of the Surplus distribution date.

Note that the subscription price of one B Share paid shall be determined as of its issue date based on Company documents, and specifically:

(i)	€2.78 in respect of all B Shares to be issued under Capital Increase resolved by the June 29, 2015 extraordinary and ordinary general meeting, as these terms have been defined above,

(ii)	The subscription price actually paid by a holder of B Shares for any new B Share issued subsequent to the June 29, 2015 extraordinary and ordinary general meeting provided that said issue of new B Shares does not result from decisions referred to in (i) above, it being specified that the subscription price per B Share shall be adjusted in the event of a share consolidation, share split or share par value split or similar transaction that occurred prior to the date of the transaction in question.

The total value of subscriptions paid in respect of B Shares held by a holder of B Shares as of the liquidation Surplus distribution date, shall be the only amount used for the purposes hereto, with the exception of any priority rights attached to issued B Shares, any share warrants issued to holders of B Shares, and any price paid by a shareholder to purchase B Shares.

Example:

A shareholder holds 1,000,000 B Shares subscribed at €2.78 per share. In order to enjoy all rights under the Priority Distribution for all B Shares held, after redemption of the par value, holders shall receive per B Share:

[(1,000,000 x 2.78) - (1,000,000 x 0.01)] /1,000,000 = 2,770,000 /1,000,000 = €2.77 per B Share, i.e. for the 1,000,000 B Shares held, €2,770,000, which will be added to €10,000 for redemption of the par value.

Had this shareholder exercised his accretion rights and, as of the date of the liquidation Surplus decision, held 1,200,000 B’ Shares - i.e. initially 1,000,000 B Shares subscribed at €2.78 per share, in order to enjoy all rights under the Priority Distribution for all B Shares held, he will receive:

[(1,000,000 x 2.78) - (1,200,000 x 0.01)] /1,200,000 = 2,768,000 /1,200,000 = €2.3066 per B’ Share, therefore for the 1,200,000 B’ Shares, €2,768,000, which will be added to €12,000 for redemption of the par value.

Had this shareholder exercised his accretion rights in respect of just half of his investment (i.e. 500,000 B Shares that would have been converted into 600,000 B’ Shares), his full entitlement under the Priority Distribution would involve him receiving for every B Share and B’ Share held:

[(1,000,000 x 2.78) - (1,100,000 x 0.01)] /1,100,000 = 2,769,000 /1,100,000 = €2.51727 per B’ Share and per B Share, therefore for the 1,100,000 B Shares and B’ Shares held, €2,769,000, which is added to €11,000 for redemption of the par value.

b)	Then, any remaining Surplus, after full satisfaction of (a) above, between holders of A Shares and/or A’ Shares, in proportion to their total shareholdings as of the liquidation date, for all holders of A Shares and/or A’ Shares, an amount per A Share or per A’ Share equal to A Preference,

Where “A Preference” means (i) the total of all subscriptions paid by all holders of A Shares and/or A’ Shares for their individual holdings in respect of the A Shares they hold as of the Surplus distribution date or that they would have held had they not exercised accretion rights with regard to the number of A’ Shares held as of the Surplus distribution date, (a) plus all dividends, - including the First Dividend A if applicable - whose distribution would have been decided but which had not yet been paid out to the relevant holders of A Shares or A’ Shares as of the Surplus distribution date, and (b) less amounts received from redemption of unredeemed A Shares and A’ Shares’ par value in respect of all A Shares and/or A’ Shares held, (ii) divided by the total number of A Shares and/or A’ Shares held as of the Surplus distribution date.

Note that the subscription price of one A Share shall be determined as of its issue date based on Company documents, and specifically:

(i)	€1.12 in respect of all A Shares to be issued under Capital Increase 1 and the Novartis Additional Capital Increase on exercise of BSA Tranche 2 and BSA Tranche 3, in conjunction with Additional Capital Increase 1 and Additional Capital Increase 2 as resolved by the February 5, 2013 extraordinary and ordinary general meeting, as these terms have been defined above,

(ii)	The subscription price actually paid by a holder of A Shares for any new A Share issued subsequent to the February 5, 2013 extraordinary and ordinary general meeting provided that said issue of new A Shares does not result from decisions referred to in (i) above, it being specified that the subscription price per A Share shall be adjusted in the event of a share consolidation, share split or share par value split or similar transaction that occurred prior to the date of the transaction in question.

The total value of subscriptions paid in respect of A Shares held by a holder of A Shares or that he would have held had he not exercised his accretion rights as of the Surplus distribution date, shall be the only amount used for the purposes hereto, with the exception of any priority rights attached to issued A Shares, any share warrants issued to holders of A Shares, and any price paid by a shareholder to purchase A Shares.

c)	Then, any remaining Surplus, after full satisfaction of (a) and (b) above, shall be distributed among holders of B Shares and/or B’ Shares, A Shares and/or A’ Shares and ordinary shares in proportion to the number of ordinary shares, A Shares and A’ Shares, B Shares and B’ Shares, they hold, regardless of share class.

Should the Surplus be insufficient to pay out Preference B as detailed under (a) above, the Surplus shall be distributed among holders of B Shares in proportion to the number of B Shares that each shareholder would have received under (a) had the Surplus been sufficient.

It is hereby stated that each holder of B Shares and B’ Shares shall only receive financial benefit from application of this preferential right on one occasion. Consequently, having received the full financial benefit resulting from application of this preferential right, B Shares and B’ Shares will be considered identical to ordinary shares for the purposes of this paragraph 3.

4.	Change to the rights attached to the share class and other operations that may affect indirectly the rights attached to the B shares (and/or B’ shares)

Rights attached to B shares and/or B’ Shares may only be changed with the approval of a special meeting for the holders of the preference share class, for which the change is planned, voting pursuant to the rules of quorum and majority laid down in Article L. 225-99 of the French Commercial Code.

Also, any amendment of the by-laws of the Company affecting the rights of the holders of B shares (and/or B’ shares), any issuance of new B shares (and/or B’ shares), any operation of redemption or repurchase of B shares (and/or B’ shares), any decision of redemption or repurchase of shares or any decision of distribution of dividends except those resulting from the payment of the First Dividend B and/or the First Dividend A shall be decided after the approval of the special meeting of holders of B shares (and/or B’ shares) voting pursuant to the rules of quorum and majority laid down in Article L. 225-99 of the French Commercial Code.

5.	Automatic conversion and right of conversion:

5.1.	Conversion initiated by holders of B Shares and B’ Shares

5.1.1.	Holders may decide to convert all or some B Shares held free of charge into ordinary shares at a ratio of one (1) ordinary share for one (1) B Share, or, if applicable, into a number nB’ B’ Shares by applying the procedure laid out in paragraph 1 above with effect from the date of the current fiscal year-end by submitting a conversion request, or with effect from the date when the Company receives the conversion request, depending on the holder’s choice.

Similarly, holders may decide to convert all or some B’ Shares held free of charge into ordinary shares at a ratio of one (1) ordinary share for one (1) B’ Share, with effect from the date of the current fiscal year-end by submitting a conversion request, or with effect from the date when the Company receives the conversion request, depending on the holder’s choice.

Conversion requests must be addressed to the Company’s legal representative by registered mail with receipt confirmation or delivered by hand against a receipt and shall specify the number of B Shares and/or B’ Shares to be converted. Unless this number is specified, conversion requests shall be deemed to cover all B Shares and/or B’ Shares that the holder making the conversion request owns.

The Company Board of Directors shall take note of said conversion and shall have all powers to subsequently amend the bylaws accordingly.

In addition, the Board shall prepare a report in accordance with Article R. 228-20 of the French Commercial Code when carrying out the conversion, which will require a report from the auditors also in accordance with Article R. 228-20 of the French Commercial Code; both reports shall be subject to publication rules identical to those applying to the supplementary report for capital increases, as specified under Article R225-116 of the French Commercial Code.

5.1.2.	B Shares and B’ Shares may also be converted into ordinary shares, in accordance with Article L. 228-12 of the French Commercial Code, on resolution taken in an extraordinary general meeting, acting in the light of the Auditor’s special report and after approval by a special meeting of the holders of the share class concerned pursuant to Article L. 225-99 of the French Commercial Code.

B Shares will automatically be converted into ordinary shares at a ratio of one (1) B Share (and/or one B’ Share) for one (1) ordinary share, in accordance with Article L. 228-12 paragraph 2 of the French Commercial Code, on the decision of the special meeting of the holders of the share class concerned ruling pursuant to Article L. 225-99 of the French Commercial Code.

5.2.	Cases of automatic conversion

5.2.1.	Automatic Conversion as a result of a Qualified IPO

If an initial public offering satisfies the conditions specified below (“Qualified IPO”), B Shares will automatically be converted into either ordinary shares at a ratio of one (1) ordinary share for one (1) B Share if no issues have been made, or into nB’ B’ Shares by application of paragraph 1 above and then into ordinary shares at a ratio of one (1) ordinary share for one (1) B’ Share, this conversion occurring shortly before shares are listed, at which point they lose all preferential rights.

It being specified that for the purposes hereto:

•	The following constitute a Qualified IPO an IPO approved by a 2/3 (two thirds) majority of B Shares and/or B’ Shares holders;

•	The term “IPO” means admission for trading and first listing of Company shares on a regulated market or a multilateral trading system in the European Union or the United States such as NYSE Euronext, NYSE Alternext Paris or AIM in the European Union or Nasdaq or the New York Stock Exchange in the United States.

The Board of Directors must take note of this conversion and will have all powers to make subsequent amendments to the bylaws.

In addition, on recording the conversion the Board of Directors will prepare a report in accordance with Article R. 228-20 of the French Commercial Code, which will require an Auditor’s report under the same Article R. 228-20, to be published in the same manner as for the report of a capital increase as prescribed by Article R. 225-116 of said Code.

6.	Transfer of B Shares and B’ Shares

The rights and benefits conferred on B Shares and B’ Shares are not affected in the event of assignment, transfer, or separation of attributes in whatever legal form. Given that rights are attached to B Shares and B’ Shares rather than their holders, said rights will be enjoyed by subsequent holders of B Shares and B’ Shares.

Article 12 - INDIVISIBILITY OF SHARES - BARE OWNERSHIP - USUFRUCT

1 - Shares are indivisible with respect to the Company.

Co-owners of undivided shares are represented at general meetings by one of them or by a single agent. In case of disagreement, the agent is appointed by the courts at the request of whichever co-owner acts first.

2 - The right to vote belongs to the usufructuary in ordinary general meetings and to the bare owner in extraordinary general meetings. However, shareholders may agree to any other distribution of voting rights at general meetings. Such agreement shall be notified by registered mail to the Company, which will be required to apply this agreement at any shareholder meeting held after a period of one month from dispatch of the letter.

Notwithstanding the above, the bare owner has the right to participate in all general meetings.

3 - Voting rights are exercised by the owner of pledged securities.

Article 13 - TRANSFER OF SHARES

For the purposes of this Article,

“Transfer” means any decision or transaction, for consideration or not, resulting in transfer of ownership, co-ownership, bare ownership or usufruct of any Security held by a shareholder, in any manner whatsoever, and in particular through (i) the act of selling, ceding, giving, contributing to capital or in any other way, including as a result of a merger (especially in the case of takeover of the Company) or by transfer of all assets and liabilities, by encumbrance or divestiture, directly or indirectly, voluntarily or not, of all or part of the ownership of any Security so designated, including constitution of trusts or judicial assignment and (ii) any transfer of Securities by a natural person to his heirs or his spouse (including in particular (a) gift, or (b) transfer as a result of death or liquidation of community between spouses). Rental and leasing are also considered as Transfers.

“Security” refers to Company shares regardless of share class or any security giving immediate or deferred right, directly or indirectly (including usufruct or bare ownership of Company shares), by conversion, subscription, option or by any other means, to any financial or voting right in the Company, including, inter alia, any share warrants issued by the Company, or any preferential subscription right for the benefit of a named person or the individual renunciation thereof in favor of a named person as part of an issue of Company Shares, any right of assignment resulting from a capital increase by capitalization of Company reserves and more generally any security referred to in Book II, Section II, Chapter VIII of the French Commercial Code.

Shares are freely negotiable on issue pursuant to French law.

They remain negotiable after winding-up the Company and up to the date of closure of liquidation.

Ownership of the shares results from their entry in individual accounts in the names of the owner or owners, in Company registers kept for the purpose at the head office.

Transfer of the shares shall be effected vis-à-vis the Company and third parties by a transaction order signed by the transferor or his authorized representative and by the transferee if the shares are not fully paid up.

The transaction order is recorded in a chronologically listed and initialed register, known as “the transactions register”.

Shares, for which due capital installments have not been paid in, are not available for Transfer.

The provisions of this Article are generally applicable to all financial securities issued by the Company.

SECTION III GOVERNANCE OF THE COMPANY

Article 14 - BOARD OF DIRECTORS

As required by law, the Company is managed by a Board of Directors composed of at least three (3) and no more than eighteen (18) members, subject to exceptions allowed by law in the event of a merger.

Article 15 - APPOINTMENT AND DISMISSAL OF DIRECTORS

I. Appointment/ dismissal of directors

During the life of the company, directors will be appointed by an ordinary general meeting. However, in the event of a merger or demerger, directors may be appointed by an extraordinary general meeting.

Their term of office is three (3) years and shall expire at the conclusion of the shareholders’ ordinary general meeting to approve the financial statements held in the year in which the director’s term of office expires.

Any outgoing director is eligible for reappointment subject to satisfying the conditions of this Article.

Directors can be dismissed and replaced at any time by an ordinary general meeting.

Natural persons over seventy-five (75) years of age may not be directors; when they reach this age during their term of office they shall be deemed to have resigned from office at the next general meeting. Any appointment in violation of the foregoing shall be null and void, with the exception of provisional appointments.

Any natural person who is a director must comply, both on appointment and throughout his term of office, with legal requirements relating to multiple appointments at sociétés anonymes (corporations) having their head offices on mainland France, save for exceptions provided by law.

A Company employee may not be appointed director unless his employment contract corresponds to an actual position. The number of directors with employment contracts with the Company, must not exceed one third of the number of directors in office.

II. Legal entity as director

Directors may be natural persons or legal persons. In the latter case, at the time of its appointment, a legal person is required to designate a permanent representative who is subject to the same conditions and obligations and the same civil and criminal responsibilities as if he were a director in his own name, without prejudice to the joint and several liability of the legal person he represents. A permanent representative of a legal person director is subject to the same conditions of age as natural person directors.

The term of office of the permanent representative designated by a legal person appointed director is for the duration of the latter’s term of office.

If a legal person replaces its permanent representative, it must notify the Company thereof specifying the identity of its new permanent representative without delay by registered mail. The same applies in the event of death or resignation of the permanent representative.

The appointment of a permanent representative and the end of his term of office are subject to the same formalities of publication as for a director in his own name.

III. Vacancy, death, resignation

In the event of vacancy due to death or resignation of one or more directors, the Board of Directors may make temporary appointments between two general meetings.

When the number of directors falls below the statutory minimum, the remaining directors must immediately convene an ordinary general meeting with a view to completing the Board members.

Temporary appointments made by the Board are subject to ratification by the next ordinary general meeting. Failing ratification, resolutions passed and acts done previously by the Board are still valid.

Article 16 - ORGANIZATION AND PROCEEDINGS OF THE BOARD OF DIRECTORS

I. Chairman

The Board of Directors shall elect a Chairman from among its members. The Chairman shall be a natural person, failing which the appointment shall be null and void. The Board of Directors determines his remuneration.

The Chairman of the Board of Directors shall organize and manage the work of the Board of Directors and report thereon to the ordinary general meeting. The Chairman shall ensure the satisfactory functioning of the Company’s governing bodies, and in particular shall ensure that the directors are able to fulfill their duties.

For the exercise of his duties, the Chairman of the Board of Directors must be under seventy-five (75) years of age. If during his term of office he reaches this age limit, the Chairman shall be deemed to resign from office and a new Chairman shall be appointed under the conditions set forth in this Article.

The Chairman is appointed for a period not exceeding his term of office as director. He is eligible for reappointment.

The Board of Directors may revoke his appointment at any time.

In the event of temporary incapacity or death of the Chairman, the Board of Directors may delegate a director to carry out the Chairman’s duties.

In the event of temporary incapacity, this delegation is given for a limited duration and may be renewed. In the event of death, this delegation is valid until election of a new Chairman.

II. Board meetings

The Board of Directors meets as often as required by the Company’s interest and is convened by the Chairman.

When the Board has not met for more than two months, a minimum of one third of the members of the Board of Directors may request the Chairman to convene a Board meeting for a specific agenda.

The Director General may also ask the Chairman to convene the Board of Directors for a specific agenda.

The Chairman is bound by demands made under the two preceding paragraphs.

Notice may be given by any means, whether written or oral.

The Board shall meet at the head office or any other location (in France or abroad) designated in the meeting notification. If for any reason the Chairman is unable to act, the Board shall appoint a member to chair the meeting.

The Chairman of the Board of Directors chairs its meetings. In the event of incapacity of the Chairman, at each meeting the Board shall designate one of the members present to chair the meeting.

At each meeting the Board may appoint a secretary, whether or not a member of the Board.

A register shall be kept, and shall be signed by all directors participating in the meeting.

III. Quorum, majority

The Board cannot validly deliberate unless at least half of the directors are present or deemed present subject to internal regulations if videoconferencing or other telecommunications media are used. In the event of a tied vote, the Chairman of the meeting shall not have a casting vote.

Unless otherwise stated in these bylaws and subject to internal regulations, if videoconferencing or other telecommunications media are used, decisions shall be passed by a majority of votes of members present or represented or deemed present.

Those deemed present for calculation of quorum or majority are all directors participating in the meeting, including by videoconferencing or telecommunications media, under conditions defined by the internal regulations of the Board. However, physical presence or representation will be required for all deliberations of the Board concerning annual Company and consolidated financial statements and preparation of the Company and Group management reports, and for decisions concerning dismissal of the Chairman of the Board of Directors, the Chief Executive Officer or the Deputy Chief Executive Officer.

IV. Representation

Any director can give written authorization to another director to represent him at a Board meeting.

In the course of any meeting, each director may only employ one proxy received in application of the preceding paragraph.

These provisions are applicable to the permanent representative of directors who are legal persons.

V. Observer

Ordinary general meetings may decide to appoint one or more observers, who are natural or legal persons chosen from the shareholders or otherwise and up to a total of 3 persons. They are chosen freely based on qualifications and skills.

Observers are appointed by ordinary general meeting for a three-year term expiring at the ordinary general meeting to approve financial statements held in the year the term of office expires.

Any outgoing observer is eligible for re-election subject to the conditions of this Article.

When a legal person is appointed observer, it must appoint a natural person as permanent representative to represent it during Board meetings. The appointment and change of permanent representative must be notified to the Company in writing.

Observers can be dismissed and replaced at any time in ordinary general meeting but also on decision of the Board of Directors, without any compensation. An observer’s functions are ended by death or incapacity for natural person observers, by dissolution or receivership for legal person observers, or by resignation.

In the event of vacancy due to death or resignation of one or more observers, the Board of Directors may make temporary appointments between two general meetings, which must be ratified at the next general meeting. Failure to ratify the co-opted observer does not affect the validity of decisions taken by the Board of Directors.

The Observers shall attend Board meetings without voting rights. Observers will be given notice of each Board of Directors meeting in the same way as directors. Observers shall neither individually nor collectively have more than advisory powers, nor shall they have voting rights at Board meetings. The Board of Directors remains free to assess the advice given by the observers.

Failure to convene the censor(s) or communicate documents to them prior to a Board of Directors meeting shall in no case constitute a cause of nullity of the deliberations of the Board of Directors.

No remuneration of any kind whatsoever may be allocated to censors for carrying out their duties.

VI. Minutes of meetings

The meetings of the Board of Directors shall be recorded in minutes prepared in a special register, numbered and initialed, and held at the head office pursuant to regulations.

Article 17 - BOARD OF DIRECTORS - POWERS

The Board of Directors determines the strategies of Company operations and ensures their implementation.

Subject to powers expressly allocated to shareholders’ meetings and within the scope of the Company’s corporate purpose, the Board of Directors may take up any matter relevant to Company operation and settle any affairs concerning the same.

In relations with third parties, the Company is bound even by actions of the Board of Directors falling outside the Company purpose, unless it is proved that the third party knew the action was ultra vires or that it could not be unaware thereof given the circumstances, the mere publication of the bylaws being insufficient evidence.

The Board of Directors shall carry out checks and verifications it deems appropriate.

Each director must receive the information necessary to perform his duties and may obtain all documents he considers useful from senior management.

The Board of Directors may set up committees to examine any issues raised by the Board or the Chairman.

The Board of Directors may also issue bonds as set forth in Articles L228-40 ff. of the French Commercial Code.

Article 18 - SENIOR MANAGEMENT - DELEGATION OF POWERS

I.	Organizational principles

Pursuant to French law, either the Chairman of the Board of Directors, or another natural person appointed by the Board of Directors as chief executive officer, shall carry out and be responsible for the general management of the Company.

The choice between these two general management structures lies with the Board of Directors, which must inform the shareholders and third parties pursuant to regulations.

The Board’s decision as to the senior management structure is by majority vote of those directors present or represented or deemed present subject to Article 16-III in the event of participation by videoconference or other telecommunication media.

The change of senior management structure does not require amendment of the bylaws.

When the Chairman of the Board is also chief executive officer, the following provisions relating to the Chief Executive Officer apply to him.

II.	Senior management

Chief Executive Officer

Depending on the choice made by the Board of Directors as above, general management of the Company is assumed either by the Chairman of the Board or by a natural person, whether or not a director or shareholder, appointed by the Board as Chief Executive Officer.

When the Board of Directors chooses to separate the functions of Chairman and Chief Executive Officer, it appoints a Chief Executive Officer, sets the term of office, decides his or her remuneration and, where applicable, limits the Chief Executive Officer’s powers.

No one may be appointed Chief Executive Officer if they are over seventy-five (75) years old. If a serving Chief Executive Officer reaches this age, they are automatically deemed to have resigned.

The Chief Executive Officer may be dismissed at any time by the Board of Directors. If the Chief Executive Officer does not assume the functions of Chairman of the Board of Directors, dismissal may give rise to damages if there is no just cause.

The Chief Executive Officer is invested with the widest powers to act in all circumstances on behalf of the Company. He or she exercises these powers within the scope of the Company purpose, subject only to powers explicitly assigned by law to shareholders’ meetings and the Board of Directors.

The Chief Executive Officer represents the company in its relations with third parties. The Company is bound even by actions of the Chief Executive Officer outside the Company purpose, unless it can be proved that the third party knew such action to be ultra vires or could not be unaware thereof given the circumstances. Mere publication of the bylaws shall not be deemed sufficient evidence.

The bylaws or decisions of the Board limiting the powers of the Chief Executive Officer are ineffective in relations with third parties.

Deputy Chief Executive Officers

The Chief Executive Officer, whether this function is assumed by the Chairman of the Board or by another person, may propose that the Board of Directors appoint one or more natural persons as Deputy Chief Executive Officers, chosen among the directors, shareholders, or otherwise responsible for assisting the Chief Executive Officer. There may not be more than five Deputy Chief Executive Officers. If the Deputy Chief Executive Officer is a director, the duration of his functions may not exceed his term of office as director.

No one may be appointed Deputy Chief Executive Officer if he is over seventy (70). If a Deputy Chief Executive Officer reaches this age, he or she is automatically deemed to have resigned.

The Deputy Chief Executive Officers may be dismissed at any time by the Board of Directors on proposal by the Chief Executive Officer. Their dismissal without just cause may give rise to damages.

The Board of Directors shall, jointly with the Chief Executive Officer, determine the scope and term of the powers conferred on Deputy Chief Executive Officers. In relations with third parties, Deputy Chief Executive Officers shall hold the same powers as the Chief Executive Officer.

Where the Chief Executive Officer ceases to carry out his duties or is unable to carry out same, unless otherwise resolved by the Board the Deputy Chief Executive Officers shall remain in office and continue to hold their powers until nomination of the new Chief Executive Officer.

The Board of Directors may decide to remunerate Deputy Chief Executive Officers.

III.	Delegation of powers

The Board of Directors may appoint agents, directors or not, for permanent or temporary tasks, delegating powers and deciding suitable remuneration for them.

Article 19 - DIRECTORS’ REMUNERATION

General Meetings may allocate directors a fixed sum annually in remuneration of their activity, without being bound by previous decisions. The amount is charged to operating expenses.

The Board of Directors freely distributes the overall amounts allocated to directors among its members, in the form of directors’ fees; directors who are also members of committees may receive a greater share than other directors.

The Board of Directors may allocate exceptional remuneration for duties or functions undertaken by directors.

The Board of Directors may authorize the reimbursement of travel expenses and expenses incurred by directors on behalf of the Company.

Article 20 - AGREMENTS BETWEEN THE COMPANY, A DIRECTOR, THE CHIEF EXECUTIVE OFFICER OR A DEPUTY

I	Agreements subject to authorization.

Except for agreements in the ordinary course of day-to-day operations, any agreement, either direct or through an intermediary, between the Company and one of its directors, the Chief Executive Officer, a Deputy Chief Executive Officer or a shareholder holding more than 10% of the voting rights, or in the case of a company shareholder, the controlling company as defined under Article L. 233-3 of the French Commercial Code, must receive prior authorization from the Board of Directors.

The same applies to agreements in which one of the persons referred to in the preceding paragraph has an indirect interest.

Agreements between the Company and any business where the Chief Executive Officer, one of the Deputy Chief Executive Officers or one of the Company directors is owner, associate without defined responsibilities, managing, director, member of the supervisory board or, in a general way an executive of said business, are also subject to prior authorization.

These agreements must be legally authorized and approved.

II.	Prohibited Agreements

Directors other than legal persons are prohibited from contracting loans from the Company in any form, nor any overdraft, in current account or otherwise, nor to have their commitments to third parties endorsed or approved by the Company.

The same prohibition applies to the Chief Executive Officer, Deputy Chief Executive Officers and the permanent representatives of legal person directors. It also applies to spouses, ascendants and descendants of the persons referred to in this Article and any intermediary.

III.	Current Agreements

Agreements concerning day-to-day operations and concluded under arms-length conditions are not subject to legal procedures for authorization and approval.

SECTION IV - AUDITING THE COMPANY’S FINANCIAL STATEMENTS

Article 21 - APPOINTMENT OF AUDITORS - INCOMPATIBILITIES

Auditors shall be appointed by an ordinary general meeting.

Article 22 - DUTIES OF AUDITORS

The auditors are invested with the duties and powers conferred on them by law.

The auditors shall be notified of any shareholders’ meeting no later than the shareholders themselves.

They shall be convened to the Board of Directors Meeting to approve the financial statements of the preceding financial year and, if appropriate, to any other meeting of the Board of Directors, at the same time as the directors themselves.

Auditors are convened by registered mail with acknowledgement of receipt.

SECTION V - SHAREHOLDERS’ MEETINGS

Article 23 - QUORUM AND MAJORITY

General Meetings deliberate under conditions laid down by law.

Ordinary general meetings take all decisions other than those reserved to extraordinary general meetings by law or these bylaws. They do not deliberate validly on first notice unless shareholders present or represented hold at least one-fifth of all voting shares. On second notice no quorum is required and the meeting decides on a majority vote of shareholders present or represented.

Only extraordinary general meetings may amend any provisions of the bylaws. They do not deliberate validly unless shareholders present or represented on first notice hold at least one-quarter and on second notice one-fifth of all voting shares. Failing a quorum, the second meeting may be postponed to a date no later than two months after the date for which it was originally convened. It shall then decide by a two-thirds majority of votes of shareholders present or represented.

If videoconferencing or other telecommunications media allowed by law under conditions set out in Article 24 below are used, those shareholders participating by videoconference or other telecommunications media shall be deemed present for calculations of quorum and majority.

Article 24 - CONVENING GENERAL MEETINGS

Shareholders’ general meetings are convened either by the Board of Directors, or by the Auditors, or by a legally appointed agent under conditions and procedures laid down by law.

They are held at the head office or any other place specified in the notification.

Fifteen days notice shall be given on first call and six days’ notice on second call in the forms laid down by law. Notice may be given by electronic means under prescribed conditions.

If the Board so decides when calling the meeting, any shareholder may also participate and vote at meetings by videoconference or any form of telecommunications media that provides for their identification under legally established conditions.

Any irregularly convened meeting may be set aside. However, an action in nullity is not admissible if all shareholders were present or represented.

Article 25 - GENERAL MEETING AGENDA

Agendas are set by the person convening the meeting.

However, one or more shareholders representing at least 5% of the equity (or a group of shareholders meeting legal requirements) are entitled to require draft resolutions be included in the meeting agenda. The request is accompanied by the text of the draft resolutions, which may be accompanied by a brief statement in support.

These draft resolutions, which must be brought to the attention of shareholders, are included in the agenda and voted on during the meeting.

The meeting cannot deliberate on an issue that is not included in the agenda.

However, it may, in all circumstances, dismiss one or more directors and proceed with their replacement.

The meeting agenda may not be changed on second notice.

When the general meeting has to deliberate on changes in the legal or financial organization of the Company about which the Works Council has been consulted pursuant to Article L. 2323-19 of the French Labor Code, the Works Council’s opinion is communicated to the Meeting.

Article 26 - ADMISSION TO MEETINGS

Any shareholder may participate personally, by agent, or by correspondence in shareholder general meetings of all kinds.

Shareholders who have not fully paid up their shares or capital installments do not have access to general meetings.

Article 27 - REPRESENTATION OF SHAREHOLDERS AND VOTE BY CORRESPONDENCE

I. Representation of Shareholders

Shareholders, if not personally attending the meeting, may choose one of the three following forms of representation:

•	Give a proxy to another shareholder or his/her spouse or civil partner, or

•	Vote by correspondence, or

•	Send an ad hoc proxy to the Company,

under statutory conditions.

Any shareholder may receive powers of attorney from other shareholders to represent them at a general meeting, without limits other than legal restrictions on the number of votes that one person can exercise, both personally and as proxy.

II. Vote by correspondence

After notification of a general meeting a form for voting by correspondence and its annexes will be provided at Company expense to any shareholder requesting it in writing.

The Company must comply with any application received at head office no later than six days before the general meeting.

Article 28 - GENERAL MEETING OFFICE

Shareholders’ general meetings are chaired by the Chairman of the Board of Directors or, in his absence, by a director delegated for this purpose by the Board. Failing which, the meeting shall elect its own chairman.

In the event of a meeting called by the auditors, an agent appointed by a court or the liquidators, the meeting shall be chaired by the person convening the meeting.

The two members of the meeting with the greatest number of votes who accept the function shall act as scrutineers.

The office of the meeting shall appoint the secretary, who is not required to be a shareholder.

Article 29 - MINUTES OF DELIBERATIONS

Deliberations of shareholders’ meetings are recorded in minutes prepared by members of the office and signed by them.

The Minutes include the date and place of meeting, form of notification, agenda, members of the office, number of shares voting, the quorum reached, the documents and reports submitted to the general meeting, a summary of the discussions, the text of resolutions put to vote and the outcome of the vote.

The minutes are prepared in a special register kept at head office pursuant to regulations.

If a general meeting cannot validly deliberate for lack of quorum, minutes are prepared by the bureau of said general meeting.

Article 30 - RIGHT OF INFORMATION AND CONTROL

Before each meeting the Board of Directors shall provide shareholders with all documents necessary for them to reach an informed opinion and judge the management and progress of the Company.

Following which, any shareholder has the right to ask written questions under statutory conditions.

Any shareholder is entitled at any time to receive documents that the Board of Directors is required to make available at its head office or send, pursuant to current regulations.

SECTION VI FISCAL YEAR - ANNUAL FINANCIAL STATEMENTS - ACCOUNTING AND FINANCIAL INFORMATION - EARNINGS APPROPRIATION

Article 31 - FISCAL YEAR

The fiscal year begins January 1 and ends December 31.

Exceptionally, the first fiscal year shall begin as of the date when the Company is registered in the Trade and Companies Registry and shall end December 31, 2013.

Article 32 - ANNUAL FINANCIAL STATEMENTS

At the end of each fiscal year the Board of Directors shall draw up a statement of the various assets and liabilities as of that date. The Board shall also prepare the annual financial statements.

The Board establishes a management report on the Company’s position and operations during the past fiscal year, earnings arising therefrom, progress achieved and difficulties encountered, the Company’s foreseeable outlook and future prospects, key events that have occurred between the balance sheet date and the date when the report is prepared, and research and development activities.

The annual financial statements, management report and if applicable the consolidated financial statements and group management report are held at head office at the disposal of the auditors, at least one month prior to convening the shareholders’ general meeting called to approve the Company’s annual financial statements.

Article 33 - EARNINGS APPROPRIATION AND DISTRIBUTION

If the financial statements for the year approved by the general meeting show distributable earnings as defined by law, the general meeting shall decide to allocate such earnings to one or more reserve accounts under its control, to retain such earnings or to distribute them, subject to (i) B and B’ Shares senior right of First Dividend B and (ii) A and A’ Shares second-rank right of First Dividend A.

General meetings may give Shareholders the option of payment in cash or shares for all or part of the distributed dividend or interim dividend pursuant to French law.

After approval of financial statements by the general meeting, any losses are carried forward to be charged against earnings in subsequent years until there are no longer any losses.

Each Shareholder’s share of profits or contribution to losses is proportional to their holding in Company equity, subject to (i) the senior right of First Dividend B for B and B’ Shares and (ii) the second-rank right of First Dividend A for A and A’ Shares as defined in Article 11.2 hereto.

Article 34 - EQUITY LESS THAN HALF SHARE CAPITAL

If, as a result of losses recorded in the financial statements, the Company’s equity is less than half the value of share capital, within four months following approval of the financial statements where said losses were recorded, the Board of Directors shall call an extraordinary general meeting to decide whether there are grounds for dissolving the Company.

If it is not decided to dissolve the Company, then no later than the close of the second fiscal year following the year when the losses arose, and subject to the provisions of Article L 224- 2 of the French Commercial Code, the Company must reduce its capital by an amount at least equal to the losses that could not be charged against reserves, unless the equity has been restored to at least half the share capital value. Failing which, any person with an interest may apply to the courts to dissolve the Company. Such winding up may not be pronounced if the equity value is at least half that of share capital as of the date of judgment on the merits.

SECTION VII - DISSOLUTION - LIQUIDATION - DISPUTES

Article 35 - DISSOLUTION - LIQUIDATION

At expiry of the term fixed by the Company or in the event of early dissolution, a general meeting shall decide the terms of liquidation and appoint and set the powers of one or more liquidators, who shall perform their duties pursuant to French law.

If all shares are held by a single person, expiry of the Company or its dissolution for any reason whatsoever shall cause transfer of all Company assets to the single shareholder or legal person without liquidation, subject to creditors’ objection rights, pursuant to Article 1844-5 of the French Civil Code.

The distribution of a liquidation surplus among shareholders shall be based on Article 11.2 hereto, recognizing (i) a senior preferential right in the liquidation surplus of holders of B and B’ Shares and (ii) a second-rank preferential right in the liquidation surplus of holders of A shares and A’ Shares.

Article 36 - DISPUTES

All disputes concerning Company affairs which may arise during the life of the Company or at the time of its liquidation, either between the Company and shareholders or directors, or between shareholders themselves, shall be judged in accordance with French law and subject to the jurisdiction of the competent courts.

APPENDIX A: DEFINITIONS

Additional Lead Investors	means any investor who, concurrently with other investors if applicable, has subscribed to ABSA 1 issued as part of Additional Capital Increase 2, following the Board of Directors exercising powers granted by the February 5, 2013 ordinary and extraordinary general meeting, it being stipulated that being classified as an Additional Lead Investor is subject to a minimum investment, the amount of which shall be fixed by mutual agreement by the two Initial Lead Investors.

Other Investors	means any investor who, concurrently with the Additional Lead Investor(s) if applicable, has subscribed to ABSA 1 issued as part of Additional Capital Increase 2, following the Board of Directors exercising powers granted by the February 5, 2013 ordinary and extraordinary general meeting, it being stipulated that no Other Investor may qualify as an Additional Lead Investor(s) without a decision taken by the by the two Initial Lead Investors to this effect.

Other Additional Investor	means any Other Investor who has subscribed to ABSA FBIMR issued under Capital Increase FBIMR representing a subscription of €1,687,490.28 to be paid on Third Closing, as resolved by the December 19, 2013 extraordinary general meeting to issue new A Shares corresponding to the first tranche of the Third Closing, it being stipulated that no Other Additional Investor may qualify as an Additional Lead Investor(s) but will qualify as an Other Investor.

Initial Lead Investors	means Abingworth Bioventures VI LP and Novartis Pharma AG.

Investor Majority	means a favorable vote by the Initial Lead Investors prior to Second Closing, and after Second Closing a favorable vote by at least two of the three Lead Investors.

Lead Investors	means Initial Lead Investors and Additional Lead Investors.

Qualified Majority	means a favorable majority vote by the Board of Directors, including (i) prior to Second Closing, a favorable vote of directors representing the two Initial Lead Investors and (ii) after completion of the Second Closing, a favorable vote of at least two of the three directors representing Lead Investors on the Board of Directors.

Second Closing	means the date of completion of Additional Capital Increase 1 and Additional Capital Increase 2 respectively by the two Initial Lead Investors, the Additional Lead Investor(s) and/or Other Investor(s), following the Board of Directors exercising powers relating to Additional Capital Increases 1 and 2, as such terms were defined by the February 5, 2013 ordinary and extraordinary general meeting.

Third Closing	means the date of completion of Capital IncreaseFBIMR by the Other Additional Investor as resolved by the December 19, 2013 extraordinary general meeting, as such terms were defined by the December 19, 2013 ordinary and extraordinary general meeting.